PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule 424(b)(3) of
                                            the Rules and Regulations Under the
(To Prospectus dated June 7, 1999           Securities Act of 1933
and to the Prospectus Supplements dated
July 22, 1999, August 11, 1999,
September 3, 1999, October 5, 1999,         Registration Statement No. 333-63563
November 12, 1999, December
28, 1999, February 24, 2000, March
3, 2000, March 30, 2000, April 20, 2000
May 12, 2000, May 19, 2000, August 4,
2000, August 16, 2000, September 15,
2000, November 13, 2000, November
16, 2000 and December 26, 2000)

                               INSILCO HOLDING CO.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                           PAY-IN-KIND PREFERRED STOCK


                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

         Attached hereto and incorporated by reference herein are the Current Reports on Form 8-K of Insilco Holding Co. dated January 11, 2001, and filed with the Securities and Exchange Commission on January 16, 2001, and dated January 17, 2001, and filed with the Securities and Exchange Commission on January 17, 2001.


                        ---------------------------------


         This Prospectus Supplement, together with the Prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions.




January 22, 2001

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: JANUARY 11, 2001



                               INSILCO HOLDING CO.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




           Delaware                     0-24813                 06-1158291
           --------                     -------                 ----------
(STATE OR OTHER JURISDICTION OF   (COMMISSION FILE NO.)       (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

ITEM 5.  OTHER EVENTS.

Insilco Holding Co.'s (the Company) press release issued January 11, 2001 is attached as an exhibit and is incorporated herein by reference. The Company, through its wholly-owned subsidiary, Insilco Technologies, Inc., announced the completion of its acquisition of InNet Technologies (InNet). InNet designs, develops and markets a broad range of magnetic interface products. The acquisition did not result in a significant business combination within the definition provided by the Securities and Exchange Commission and, therefore, pro forma financial information has not been presented.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           EXHIBIT NO.                   DESCRIPTION

              99 (a)          Press release of the Company issued January 11,
                              2001.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                INSILCO HOLDING CO.
                                      ----------------------------------------
                                      Registrant



Date:    January 16, 2001             By: /s/ MICHAEL R. ELIA
                                          ------------------------------------
                                          Michael R. Elia
                                          Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary

                                  EXHIBIT INDEX



     EXHIBIT NO.                         DESCRIPTION


     99 (a)                   Press release of the Company issued January 11,
                              2001.

                                                                   EXHIBIT 99(a)
                                                                   -------------

INSLICO
[LOGO]                                                     FOR IMMEDIATE RELEASE

Excellence in Electronics and Telecommunications Components

Exhibit 99 (a)

--------------------------------------------------------------------------------
                                  NEWS RELEASE
--------------------------------------------------------------------------------

Contacts:    Investors:  Michael R. Elia
                         Sr. Vice President & CFO
                         (614) 791-3117

              Media:     Melodye Demastus
                         Melrose Consulting
                         (614) 771-0860


          INSILCO HOLDING CO. COMPLETES INNET TECHNOLOGIES ACQUISITION


         Columbus, Ohio, January 11, 2001 -- Insilco Holding Co. (OTC Bulletin
Board: INSL) today reported that it completed the previously announced acquisition of San Diego-based InNet Technologies. InNet designs, develops and markets a broad range of magnetic interface products to networking, computer and telecommunications original equipment manufacturers ("OEMs").

         David A. Kauer, Insilco President and CEO, said "We are pleased to have completed this merger as planned. We look forward to more fully integrating our distinct technological expertise and production capabilities to develop and manufacture high-speed connectors integrated with magnetic components capable of supporting higher speeds and broader bandwidths required by Internet access applications. This market niche offers significant growth potential as the trend toward smaller, more highly optimized communications devices continues. Our MagJack product family of modular connector jacks with integrated magnetic components provides space savings on circuit boards, reduced assembly costs, and superior performance and reliability."

         Insilco Holding Co., through its wholly-owned subsidiary Insilco Technologies, Inc., is a leading global manufacturer of cable assemblies, wire harnesses, fiber optic assemblies and subassemblies, high-speed data transmission connectors, power transformers and planar magnetic products, and highly engineered, precision stamped metal components. Insilco maintains more than one million square feet of manufacturing space and has 18 locations throughout the United States, Canada, Mexico, Northern Ireland, Ireland and the Dominican Republic serving the telecommunications, networking, computer, electronics, automotive and medical markets. For more information visit our sites at www.insilco.com or www.insilcotechnologies.com.
         ---------------    ---------------------------

         InNet is a leading developer and manufacturer of a broad range of magnetic interface products serving the networking, telecommunications and computer industries. Its products include discrete and integrated electronic circuit assemblies and components used to match data network equipment to the networks or communications lines and to protect equipment from power surges and "electronic noise". Headquartered in San Diego, California, InNet manufactures substantially all of its products from nearly 300,000 square feet of manufacturing space in the province of Guangdong, Peoples Republic of China. For more information, visit the InNet website at: www.InNet-tech.com.
                                              ------------------

                                     -more-

THE STATEMENTS MADE IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE DEEMED FORWARD LOOKING STATEMENTS, AND, AS SUCH, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS WITH RESPECT TO INNET'S GROWTH PROSPECTS. IT IS IMPORTANT TO NOTE THAT RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO THE FOLLOWING:
DELAYS IN NEW PRODUCT INTRODUCTIONS, LACK OF MARKET ACCEPTANCE FOR NEW PRODUCTS, CHANGES IN DEMAND FOR THE COMPANY'S PRODUCTS, CHANGES IN MARKET TRENDS, GENERAL COMPETITIVE PRESSURES FROM EXISTING AND NEW COMPETITORS, ADVERSE CHANGES IN OPERATING PERFORMANCE, CHANGES IN INTEREST RATES, AND ADVERSE ECONOMIC CONDITIONS WHICH COULD AFFECT THE AMOUNT OF CASH AVAILABLE FOR DEBT SERVICING AND CAPITAL INVESTMENTS. FURTHER INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS, INCLUDING BUT NOT LIMITED TO THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND SUBSEQUENT REPORTS ON FORM 10Q. COPIES OF THESE FILINGS MAY BE OBTAINED BY CONTACTING THE COMPANY OR THE SEC.

Investor Relations Contact: Michael R. Elia, (614) 791-3117 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.
                      ----------------------


                                      # # #

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: JANUARY 17, 2001



                               INSILCO HOLDING CO.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)





         Delaware                    0-24813                   06-1158291
         --------                    -------                   ----------
(STATE OR OTHER JURISDICTION OF    (COMMISSION                (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)      FILE NO.)             IDENTIFICATION NUMBER)




                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
               --------------------------------------------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)




================================================================================

ITEM 5.  OTHER EVENTS.

Insilco Holding Co.'s press release issued January 17, 2001 is attached as an exhibit and is incorporated herein by reference.





ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


         (c)   Exhibits.

               EXHIBIT NO.                  DESCRIPTION

                99 (a)           Press release of the Company issued
                                 January 17, 2001.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    INSILCO HOLDING CO.
                                    ---------------------------------------
                                    Registrant



Date:  January 17, 2001             By: /S/ MICHAEL R. ELIA
                                        -----------------------------------
                                        Michael R. Elia
                                        Senior Vice President, Chief Financial
                                        Officer, Treasurer and Secretary

                                  EXHIBIT INDEX






     EXHIBIT NO.                         DESCRIPTION


      99 (a)               Press release of the Company issued January 17, 2001.

INSILCO LOGO

Excellence in Electronics and Telecommunications Components
Exhibit 99(a)
================================================================================
                               NEWS RELEASE                FOR IMMEDIATE RELEASE
================================================================================
INVESTORS:  MICHAEL R. ELIA      SR. VICE PRESIDENT & CFO      (614) 791-3117
MEDIA:      MELODYE DEMASTUS     MELROSE CONSULTING            (614) 771-0860


              INSILCO ENDS YEAR WITH SOLID SALES AND EARNINGS GAIN

                            COMMENTS ON 2001 OUTLOOK

         COLUMBUS, OHIO, JANUARY 17, 2000 -- INSILCO HOLDING CO. (OTC BULLETIN
BOARD: INSL) said today that it expects to record 12% pro forma sales growth in the 2000 fourth quarter as compared to the same quarter last year, despite some softening in demand from its telecom/computer original equipment manufacturing customers, as well as customer inventory corrections. The Company expects to report pro forma sales of $99.7 million and $423.2 million, respectively, for its fourth quarter and full year ended December 31, 2000, compared to pro forma sales of $89.1 and $322.0 million for the same periods in 1999. Pro forma sales, which are subject to final year-end audit, are adjusted to give effect for all acquisitions and divestitures completed before year-end 2000.

         The Company said that it also expects to report strong fourth quarter EBITDA growth, as a result of solid volume growth, an improving sales mix of higher-margin products, and utilization of lower cost manufacturing techniques and facilities. The Company expects to report fourth quarter pro forma EBITDA in the range of $18.2 million to $18.6 million, compared to $14.7 million pro forma EBITDA for the year earlier fourth quarter.

         Audited financial results for the quarter and year-ended December 31, 2000 are currently scheduled to be released in mid-February, 2001.


CEO COMMENT

         David A. Kauer, Insilco President and CEO, said, "Although we have experienced some slowdown in demand from our markets in recent weeks, which we believe is indicative of the overall economic slowdown, we are very pleased with the robust demand this past year for our electronic components, and in particular our data grade connectors and custom cable assemblies. While we are somewhat cautious in our near term sales outlook for the next quarter, we do expect demand for our products to strengthen as the year progresses. Equally important, we will continue to take advantage of the low-cost manufacturing capabilities that we have recently acquired, and continue to build our core capabilities in supplying components to meet the burgeoning demand for optical transmission and networking equipment, and rapid deployment of DSL.

         Insilco Holding Co., through its wholly-owned subsidiary Insilco Technologies, Inc., is a leading global manufacturer of cable assemblies, wire harnesses, fiber optic assemblies and subassemblies, high-speed data transmission connectors, power transformers and planar magnetic products, and highly engineered, precision stamped metal components. Insilco maintains more than one million square feet of manufacturing space and has 18 locations throughout the United States, Canada, Mexico, Northern Ireland, Ireland and the Dominican Republic serving the telecommunications, networking, computer, electronics, automotive and medical markets. For more information visit our sites at www.insilco.com or www.insilcotechnologies.com.

                                     -more-

         THE STATEMENTS MADE IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE DEEMED FORWARD LOOKING STATEMENTS, AND, AS SUCH, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS WITH RESPECT TO: THE COMPANY'S ABILITY TO DELIVER FUTURE GROWTH IN SALES AND EARNINGS. IT IS IMPORTANT TO NOTE THAT RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO THE FOLLOWING: DELAYS IN NEW PRODUCT INTRODUCTIONS, LACK OF MARKET ACCEPTANCE FOR NEW PRODUCTS, CHANGES IN DEMAND FOR THE COMPANY'S PRODUCTS, CHANGES IN MARKET TRENDS, GENERAL COMPETITIVE PRESSURES FROM EXISTING AND NEW COMPETITORS, ADVERSE CHANGES IN OPERATING PERFORMANCE, CHANGES IN INTEREST RATES, AND ADVERSE ECONOMIC CONDITIONS WHICH COULD AFFECT THE AMOUNT OF CASH AVAILABLE FOR DEBT SERVICING AND CAPITAL INVESTMENTS. FURTHER INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS, INCLUDING BUT NOT LIMITED TO THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND SUBSEQUENT REPORTS ON FORM 10Q. COPIES OF THESE FILINGS MAY BE OBTAINED BY CONTACTING THE COMPANY OR THE SEC.

Investor Relations Contact: Michael R. Elia, (614) 791-3117 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.
                      ----------------------

                                      # # #